EXHIBIT 10.3

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”), made and entered into as of this ___  day of May 2010, to be effective as of May 4, 2010, by and between El Capitan Precious Metals, Inc. and El Capitan, Ltd. (collectively “El Capitan”) and Planet Resource Recovery, Inc., a Nevada corporation (“Planet”), each referred to herein as a “Party” and/or a “Venturer” and collectively the “Parties" and/or the “Venturers.”

WITNESSETH:

WHEREAS, El Capitan, Ltd., an Arizona corporation, leases and/or controls approximately 2,780 acres of land in Lincoln County, New Mexico (the "Property");

WHEREAS, E1 Capitan desires to recover precious metals, semi-precious metals, iron-ore and related materials from the Property (collectively “Minerals”);

WHEREAS, Planet has agreed to provide to the Joint Venture a limited license to use the PetroLuxus™ technology, which it owns and/or has patented, pursuant to the terms of this Agreement, which technology can be used to treat specific tonnage in an effort to accelerate the recovery of Minerals (the “Technology”);

WHEREAS, Planet has agreed to provide to the Joint Venture equipment at its Pearland, Texas plant (the “Facility”), pursuant to the terms of this Agreement, which equipment uses the Technology (the “Equipment”);

WHEREAS, Planet has agreed to provide to the Joint Venture the knowledge to install, or have installed, and operate the Equipment, pursuant to the terms of this Agreement;

WHEREAS, El Capitan desires to provide to the Joint Venture 200 tons of concentrated ore and resulting byproducts (the “Materials”) to be treated by the Equipment at the Facility (the “Operations”) and also desires to market and sell the resulting Minerals; and

WHEREAS, the Parties desire to form a joint venture (the “Joint Venture”) to allow for the provision of the Equipment by Planet and the supply of the Materials by El Capitan and the sale of the Minerals by El Capitan, and to confirm and acknowledge the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
FORMATION OF JOINT VENTURE AND GENERAL PROVISIONS.

1.01           The Venturers hereby enter into and form a Joint Venture for the limited purposes and scope herein set forth.

Joint Venture Agreement

l.02    The Venturers shall execute all documents and filings required by law to be filed in connection with the Joint Venture, if any, and shall cause such certificates to be filed in the appropriate offices in each jurisdiction in which the Joint Venture conducts business from time to time.

1.03    Except as otherwise expressly and specifically provided in this Agreement, none of the Venturers shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other Venturers or the Joint Venture.

1.04    The principal place of business of the Joint Venture shall be in Pearland, Texas, or such other address as the Venturers may from time to time select. All books, records and papers of the Venture shall be kept at the principal place of business.

ARTICLE II
GENERAL DEFINITIONS.

2.01           The following shall comprise the general definitions of terms utilized in this Agreement, including those terms defined elsewhere in this Agreement:

                                   (a)           “Affiliate.” An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

                                   (b)           “Capital Contribution(s).” The capital contribution to the Joint Venture actually made by the Parties, including property, cash and any additional capital contributions made.

                                   (c)           “Technology and Intellectual Property.”  The design of any processes or methods utilized during the Joint Venture.

                                   (d)           “Profits and Losses.”  Any income or loss of the Joint Venture for federal income tax purposes determined by the Joint Venture’s fiscal year, including, without limitation, each item of Joint Venture net income (“Profit”) or net loss (“Losses”) after deducting the cost of all Expenses of the Joint Venture.  Profit and Losses shall be distributed to the Venturers at the end of each calendar month or as otherwise mutually agreed between the Joint Venturers.

ARTICLE III
CONDITIONAL REQUIREMENT.

3.01           As a conditional first step of the Joint Venture, Planet shall, at its sole expense, assay the five pounds of sample concentrated ore which El Capitan has already provided to Planet.

3.02           Planet shall then report the results of the assays o f such concentrated ore to El Capitan.  The Parties shall then mutually determine whether the subject assay results support the continuation of the Joint Venture as contemplated by this Agreement.

Joint Venture Agreement

       3.03           If the Parties mutually agree that the subject assay results merit the continuation of the Joint Ventures, the Parties shall pursue the Joint Venture as hereinafter set out.  If the Parties do not mutually agree as such, the Joint Venture shall automatically terminate and this Agreement shall be null and void.

ARTICLE IV
SCOPE OF SERVICES.

4.01           If the Parties mutually agree to continue the Joint Venture as set out in Article III, the following provisions shall apply thereto:

4.02           Installation of the Equipment and supply of Materials will be at Planet’s Facility (the “Location”).

4.03           Planet shall provide the knowledge to install, or have installed, and to operate the Equipment at the Location (the “Know-How”).

4.04           Planet, at its sole expense, shall maintain all Equipment during the Term of the Joint Venture, which expenses shall be reimbursed to Planet from the income of the Joint Venture prior to any distribution of Profit to the Venturers.

4.05           Planet confirms that it owns the Technology, and El Capitan confirms that Planet shall continue to own and control the Technology (and any refinements, enhancements or modification thereof (collectively “Refinements”) following the Parties’ entry into this Agreement and El Capitan shall have no right to ownership of such Technology or such Refinements.

4.06           El Capitan will provide 200 tons of Materials to be treated by Planet’s Equipment (“Treatment”) and Technology to Planet at the Location.  El Capitan shall b responsible for shipping the Materials to the Location, and the actual documented costs of shipping such Materials shall be reimbursed by the Joint Venture.

4.07           El Capitan agrees that it will obtain whatever permits, consents and/or other approvals necessary for the shipment of the Materials (the “Consents”), and agrees to indemnify Planet and hold it harmless against any costs, fees, damages or expenses which El Capitan may be required to pay as a result of El Capitan’s failure to obtain or comply with such Consents.

4.08           El Capitan shall use its best efforts to market and sell the Minerals, with all revenues from the sale of such Minerals belonging to the Joint Venture.

4.09           Planet shall have the right to audit and/or review any and all sales of Minerals and the documents, books and records associated therewith from time to time, with three days prior written notice to El Capitan.

Joint Venture Agreement

ARTICLE V
TERM OF JOINT VENTURE.

5.01    The term of the Joint Venture (the “Term”) shall commence upon the execution of this Agreement by both Parties hereto and terminate (a “Termination”) upon:

                                   (a)          the mutual written consent of the Venturers;

                                   (b)        in the event of the occurrence of any other act which, by law, would require that the Joint Venture be terminated;

                                   (c)        the withdrawal, bankruptcy, death, retirement or insanity of any Venturer, or the occurrence of any other act which would legally disqualify or impede the Venturers from acting hereunder (each of 4.01(a) through (c) shall be defined herein as a “Termination Event”);

                                   (d)        automatically upon the Treatment of 200 tons of Materials; or

                                   (e)          either Venturer:

  (1)        failing to fulfill in a timely and proper manner any of its obligations under this Agreement, or

  (2)        violating any of the materials covenants, material agreements, or material stipulations of this Agreement, or committing gross negligence in connection with its duties hereunder ((1) and (2), each a “Breach”, and the non-fulfilling/breaching Venturer, the “Breaching Party”);

provided that the non-Breaching Party shall provide the Breaching Party written notice of such Breach, and such non-Breaching Party shall have thirty (30) days to cure such Breach (“Cure Period”).  In the event such Breach is not cured during the applicable Cure Period, the non-Breaching Party shall have the right to terminate this Agreement by providing the Breaching Party notice of the termination of this Agreement.

5.02         Termination Distribution.  Following a Termination Event, the property and the assets of the Joint Venture, which shall not include the Technology or any Refinements, which the Venturers agree will remain the sole property of Planet, shall be sold by the Joint Venture, with the profits from such sale, if any, distributed to the Venturers in accordance with their Joint Venture Interests, as defined below.  In the event the Joint Venture owes any money to any party following the sale of the Joint Venture assets and property, the Venturers agree to be jointly and severally responsible for satisfying such debts of the Joint Venture.

ARTICLE VI
CONTROL OF AND DISTRIBUTION OF THE JOINT VENTURE.

Joint Venture Agreement

6.01           Control.  The Joint Venture shall be jointly controlled by El Capitan and Planet.

6.02           Distribution of Profits and Losses.  Profits and Losses of the Joint Venture shall be distributed (“Distributions”) 50% to El Capitan and 50% to Planet (the “Joint Venture Interests”).  All expenses of the Joint Venture shall be satisfied prior to any distribution of Profits and Losses.  Distributions shall be made within forty-five (45) days of the end of each calendar month, after the payment of all expenses of the Joint Venture and reimbursement to the Venturers of all reimbursable expenses as provided hereunder; provided that the expenses associated with the Equipment Reimbursement shall be reimbursed to Planet within five (5) days of the date documentation of such expenses are provided to the Joint Venture, subject to the Joint Venture having sufficient available working capital to pay such reimbursement.

ARTICLE VII
INITIAL CONTRIBUTIONS OF VENTURERS,
EXPENSES, AUDIT AND INSURANCE.

7.01           Initial Contributions and Obligations of the Venturers.

                                 (a)           Planet shall supply the Equipment and Know-How to the Location, the  cost of which Equipment shall be reimbursed from the Profits of the Joint Venture ("Equipment Reimbursement"), promptly upon Planet providing the Joint Venture documented expenses associated with the construction of the Equipment.  The Joint Venture shall be provided a limited, non-transferable license to use the Technology associated with the Equipment during the Term of this Agreement, but shall not in any way have any ownership rights to the Technology or Refinements, which shall remain the sole and exclusive ownership of Planet.

7.02           Expenses. The Joint Venture shall pay all expenses of the Joint Venture out of the working capital of the Joint Venture, including but not limited to the Equipment Reimbursement (“Expenses”). In the event any Venturer pays reasonable and necessary Expenses on behalf of the Joint Venture, such Venturer shall be reimbursed for the payment of such Expenses prior to any distribution of Profits to either Venturer by the Joint Venture. In the event any Venturer loans the Joint Venture funds. such funds shall bear interest at a rate of interest mutually determined by the Venturers and shall be repaid prior to any distributions of Profits to the Venturers, or as otherwise agreed by the Venturers.

7.03           Audit of Joint Venture. Planet shall have the right to review or audit the sales of the Minerals by El Capitan from time to time with reasonable notice to El Capitan (which in no event shall require more than three business days prior notice). Either party may review or audit the Distributions or Expenses of the Joint Venture  from time to time.

7.04           Any Venturer who employs workers pursuant to this Agreement shall maintain Workers' Compensation insurance with minimum limits of $1,000,000 (one million U.S. dollars) and Commercial General Liability insurance with minimum limits of $2,000,000 (two million U.S. dollars) combined single limit per occurrence, with each Venturer's insurance as primary and not contributory, protecting the other Venturer from claims for personal injury (including bodily injury and death) and property damage which may arise from or in connection with the

Joint Venture Agreement

performance of the installation, operation of the Equipment, or the transfer or sale of the Materials or Minerals hereunder, or from or out of any negligent act or omission or misconduct of either Venturer, its officers, directors, agents or employees. The liability insurance required hereunder shall name the other Venturer as an additional insured, shall contain a waiver of subrogation with respect to such other Venturer, and shall provide that the coverage thereunder may not be reduced or canceled unless 30 (thirty) days written notice is furnished to the other Venturer. Certificate of insurance containing such waiver or subrogation or copies of policies shall be furnished to the other Venturer upon its request.

ARTICLE VIII
LICENSING OF TECHNOLOGY.

8,01           Subject to the terms and conditions of this Agreement, the Joint Venture is hereby granted a non-exclusive, non-transferable, limited license (the “License”) to use the Technology in the Operations, as described above during the Term of the Joint Venture; provided that the terms and conditions of this Agreement are complied with as described herein.

8.02           The License shall expire automatically upon the Termination of the Joint Venture.

8.03           El Capitan shall have no right to ownership or use of Planet's Intellectual Property, other than through the Joint Venture and as a result of the License. "Intellectual Property" means all patents, inventions, patent applications, patent rights, trademarks, trademark registrations, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), software, trade secrets, know-how, mask works, industrial designs, formulae, processes and technical information, including confidential and proprietary information, whether or not subject to statutory registration or protection.

8.04           In the event of the Termination of this Agreement, the Joint Venture shall immediately cease using the Technology and shall take prompt action to provide Planet all documentation and other materials relating to the Technology, and shall thereafter destroy any and all electronic or other copies of the Technology or materials relating thereto.

8.05           In connection with the Joint Venture's use of the Technology and the License, El Capitan shall not in any manner represent that it has any ownership in the Technology, and El Capitan acknowledge that use of the Technology by the Joint Venture shall not create in El Capitan's favor any right, title or interest in or to the Technology. El Capitan recognizes and acknowledges that all right, title and interest in the Technology, including but not limited to the goodwill associated with the Technology, is and shall remain the property of Planet.

8.06           License Purposes. Other than as specifically permitted in this Agreement, El Capitan may not use the Technology for any commercial or non-commercial purpose.

8.07           Protection from Unauthorized Use. The Joint Venture shall use reasonable efforts

Joint Venture Agreement

to protect the Technology from any use that is not permitted under this Agreement.

ARTICLE IX
SPECIFlC RESTRICTIONS ON USE OF TECHNOLOGY.

9.01           Unauthorized Use. Neither the Joint Venture, nor any Venturer shall knowingly permit anyone other than Authorized Persons the use or review of the Technology.

9.02           Modification of Technology. Neither the Joint Venture, nor any Venturer shall permit any other person or entity to modify or create a derivative work of the Technology without the prior written permission of Planet.

9.03           Removal of Copyright Notice. Neither the Joint Venture, nor any Venturer shall remove, obscure or modify any copyright or other notices included in the Technology.

9.04           License Purposes. Other than as specifically permitted in this Agreement, neither the Joint Venture nor any Venturer may use the Technology for any commercial or non-commercial purpose.

9.05           Protection from Unauthorized Use. The Joint Venture, and each Venturer shall use reasonable efforts to protect the Technology from any use that is not permitted under this Agreement.

9.06           “Authorized Persons” include the Venturer's officers, Directors, employees and third parties who are required to have access to the Technology in connection with the Operations and who have previously agreed to be bound by the terms and conditions of ARTICLE XIII of this Agreement.

ARTICLE X
RIGHTS AND DUTIES OF THE VENTURERS.

10.01           Both Venturers agree that the consideration provided to the Joint Venture is adequate and agree to the ownership of the Joint Venture as set forth herein.

10.02           Consideration of Non-Monetary Contributions. Both Parties will maintain and control total rights to their respective patents, trademarks, copyrights, technological property, and intellectual property. Any technology, parents, copyrights, trademarks, or other intellectual property that is developed in connection with the Technology or the Equipment by any Venturer, including, but not limited to the Refinements, for the Joint Venture will be and will remain the sole property of Planet.

Joint Venture Agreement

ARTICLE XI
AGREEMENTS WITH THIRD PARTIES AND
WITH AFFILIATES OF THE VENTURERS.

11.01           Validity of Transactions. Affiliates of the Parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the Parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.

11.02           Other Business of the Parties to this Agreement. The Parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the Joint Venture business, such business interests shall not be deemed wrongful or improper.

ARTICLE XII
INDEMNIFICATION OF THE VENTURERS.

12.01           The Parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute gross negligence or misconduct. The Parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

ARTICLE XIII
CONFIDENTIALITY.

13.01           The Venturers shall supply to each other such information as is required to consummate the transactions contemplated by this Agreement. The Venturer receiving the information (the “Receiving Party”) shall treat any Confidential Information (as defined below) received from another Venturer (the “Disclosing Party”) with the utmost degree of care and confidentially and shall not make any copies of such Information.

13.02           The Receiving Party agrees not to disclose or communicate to any third party in any manner whatsoever, any Confidential Information supplied hereunder by and/or obtained from a Disclosing Party, without the prior written consent of the Disclosing Party.

13.03           The Receiving Party agrees to confine access to and any knowledge of, the Confidential Information supplied hereunder by the Disclosing Party, only to other individuals who are directly required to know such Confidential Information, and to ensure that every such individual who Confidential Information is communicated to is informed that he, she or it is bound by the provisions of this Agreement.

Joint Venture Agreement

13.04           For the purposes of this Agreement, “Confidential Information” shall be any information not included in A through E below.

                                    (a)           Information which is or becomes publicly known through no wrongful or negligent act or omission of the Receiving Party or through no wrongful or negligent act or omission of any person or entity associated with the Receiving Party;

                                    (b)           Information which is received from a third party without restriction and without breach of this Agreement;

                                    (c)           Information which is independently developed or known by the Receiving Party hereto prior to the receipt of such Information from the Disclosing Party; or

                                    (d)           Any Information which is disclosed pursuant to governmental or judicial requirements or by either Party, provided however that the Receiving Party shall promptly notify the Disclosing Party of any required disclosure of the Confidential Information pursuant to this Section 10.04(d).

13.05          The Receiving Party acknowledges that any breach of this Agreement will result in material adverse consequences and material damages to Disclosing Party and as such if the Receiving Party breaches this Agreement, such Receiving Party agrees to pay liquidated damages (which damages shall not be a penalty, but which each Party hereto agrees are the Parties' best estimate of the damages such breach will cause) to Disclosing Party in the amount of the greater of (a) Ten Thousand Dollars ($10,000), or (b) the amount of actual damages caused by such breach by the Receiving Party, as determined by an arbitrator as hereinafter set out.

13,06          This Agreement shall inure to the benefit of and be binding upon the Disclosing Party and the Receiving Party and their respective heirs, successors, employees, officers, Directors and assigns.

13.07          The obligations of each Party under this Section 10 cannot be assigned by either Party without the express prior written consent of the other Party.

ARTICLE XIV
NO RESTRICTION OF OTHER ACTIVITIES.

14.01          No Venturer shall be restricted from engaging in or possessing any interest in any number of independent businesses or ventures of every nature and description, independently or with others, including, without limitation, the ownership, financing, leasing, operation, management, syndication, brokerage, and development of treatment plants or other plants or operations as general or limited partners in partnerships or joint ventures which are substantially similar to this Joint Venture and which are formed for a similar purpose. No Venturer shall by virtue hereof have any rights in or to any such independent business venture engaged in or interests therein possessed by any Venturer.

Joint Venture Agreement

ARTICLE XV
MISCELLANEOUS PROVISIONS.

15.01           Books and Records. The Joint Venture shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture.

15.02           Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

15.03           Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the Parties other than those set forth herein provided for; provided. that this Agreement and the terms and conditions hereof, shall have no effect on the License Agreement. Where there are any inconsistencies between the terms of this Agreement and the License Agreement, the terms and conditions of the License Agreement shall control.

15.04           Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

15.05           Good faith. Both Venturers shall operate in good faith in connection with this Agreement.

15.06           Notices. Except as may be otherwise specifically provided in this Agreement, all notices required. or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the Parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

15.07           Other Instruments. The Parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

15.08           Equitable Remedies. The Parties acknowledge and agree that, in the event a Party breaches any of its obligations under this Agreement (a) the other Party may suffer substantial, immediate and irreparable harm, (b) the other Party shall not have an adequate remedy at law for money damages in the event of any such failure and (c) that in the event of any such failure, the other Party may be entitled to (i) specific performance, injunctive and other equitable relief to compel the breaching Party to comply with its obligations in accordance with the terms and conditions of this Agreement and (ii) any other remedy to which the other Party may be entitled at law or in equity (without the necessity of posting of a bond).

Joint Venture Agreement

15.09           Transfer or Sale of Interest. Transfer or sale of either party's interest in the Joint Venture cannot be initiated without the approval of the other party. No partners can be added to this “Joint Venture” nor can the “Agreement” be amended without approval of all Parties hereto.

15.010          Signatures. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

15.011          The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles. El Capitan is the sole owner and/or lessee of the Property and therefore has authority to contract with Planet in connection with this Agreement.

15.012          The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which either Planet or El Capitan is a Party or by which either Planet or El Capitan is bound or affected.

15.013          Planet warrants that it has the right to license the rights granted under this Agreement to use the Technology, that it has obtained any and all necessary permissions from third parties to license the Technology, and that use of the Technology by the Joint Venture in accordance with the terms of this Agreement shall not infringe the copyright of any third party.

15.014          Except for the express warranties stated herein, the Technology is provided on an “as is” basis, and Planet disclaims any and all other warranties, conditions or representations (express, implied, oral or written), relating to the Technology or any part thereof, including, without limitation, any and all implied warranties of quality, performance, merchantability or fitness for a particular purpose.  Planet further expressly disclaims any warranty or representation to El Capitan, or to any third party.

Joint Venture Agreement

15.015          This Agreement shall be deemed for all purposes to have been made in the State of Texas and shall be governed by and construed under and in accordance with the laws of the State of Arizona. The Parties agree to negotiate in good faith to resolve any disputes, disagreements, questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between the Parties. If such matters cannot be resolved by negotiations between the Parties, such matters shall be resolved by mandatory arbitration by a single arbitrator in accordance with rules set by such arbitrator and judgment upon any award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney’s fees. Venue of such arbitration shall be set in Maricopa County, Arizona. Either party may make a demand for arbitration by filing the demand in writing with the other party. This provision for arbitration shall be an absolute bar to any other legal proceedings between the Parties hereto and the arbitrator's decision shall not be appealable.

[Remainder of page left intentionally blank. Signature page follows.]

Joint Venture Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

AGREED TO & ACCEPTED BY:	AGREED TO & ACCEPTED BY:

PLANET RESOURCE RECOVERY, INC.	EL CAPITAN PRECIOUS METALS, INC.

/s/ Kurt E. Neubauer	/s/ Charles C. Mottley
Kurt E. Neubauer	Charles C. Mottley
CEO/President	Chief Executive Officer

Date: 5/12/10	Date: 5/4/10

AGREED TO AND ACCEPTED BY:

EL CAPITAN, LTD.

By:	/s/ Charles C. Mottley

Its	President

Printed Name: Charles C. Mottley

Date: 5/4/10

Joint Venture Agreement